Dated: January 1, 2011

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT BETWEEN

MMA PRAXIS MUTUAL FUNDS

AND

EVERENCE CAPITAL MANAGEMENT, INC.

NAME OF FUND	COMPENSATION(1)
MMA Praxis Intermediate Income Fund	Annual rate of forty one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.

MMA Praxis Core Stock Fund	Annual rate of seventy-four one-hundredths of one percent (0.74%) of the average daily net assets of such Fund.

MMA Praxis International Fund	Annual rate of ninety one-hundredths of one percent (0.90%) of the average daily net assets of such Fund.

MMA Praxis Value Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Growth Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Small Cap Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of the average daily net assets of such Fund.

MMA Praxis Conservative Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Balanced Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Growth Allocation Fund	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis International Index Fund	Annual rate of sixty one-hundredths of one percent (0.60%) of the average daily net assets of such Fund.

MMA PRAXIS MUTUAL FUNDS	EVERENCE CAPITAL MANAGEMENT, INC.

By: /s/ David Gautsche	By: /s/ Marlo J. Kauffman
Name: David Gautsche	Name: Marlo J. Kauffman
Title: President	Title: Assistant Secretary

(1)	All fees are computed daily and paid monthly.